                                                                       EXHIBIT 5



                     [LETTERHEAD OF WELLS FARGO & COMPANY]


February 2, 1999



Board of Directors
Wells Fargo & Company
633 Folsom Street
7th Floor
San Francisco, California 94107-3600

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of a maximum of up to 5,000,000 shares of common stock, par value $1-2/3 per share, of Wells Fargo & Company , a Delaware corporation (the "Company"), and associated preferred stock purchase rights (such shares and rights collectively the "Shares"), which are proposed to be issued by the Company in connection with (i) the merger (the "Merger") of a wholly-owned subsidiary of the Company with Mercantile Financial Enterprises, Inc., ("Mercantile"); and (ii) the consolidation of Mercantile Bank, N.A. (the "Bank") with an interim national bank under the name and charter of the Bank (collectively, the "Transactions"), I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares in connection with the Transactions and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Stanley S. Stroup

                                  Stanley S. Stroup
                                  Executive Vice President
                                     and General Counsel